Exhibit 4.5

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of August 7, 2008 between PROGRESSIVE GAMING INTERNATIONAL CORPORATION (f/k/a Mikohn Gaming Corporation), a Nevada corporation (the “Company”) and COMPUTERSHARE TRUST COMPANY, N.A. (as successor rights agent to U.S. Stock Transfer Corporation), as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of June 14, 1999 (the “Rights Agreement”) (capitalized terms used but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

WHEREAS, the Company and the Rights Agent desire to irrevocably amend the Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment to Rights Agreement hereby agree as follows:

AMENDMENT

1. Amendment of the Rights Agreement. The Rights Agreement is amended as follows:

(a) Section 1(i) is amended to delete the term “State of Nevada” in its entirety and replace it with “Commonwealth of Massachusetts.”

(b) Section 1(j) is amended to delete both references to the term “Las Vegas, Nevada” and replace each of them with “Boston, Massachusetts.”

(c) Section 2 is hereby amended to add the following the end of the last sentence thereof:

“, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent.”

(d) Section 18 is hereby amended to delete the term “negligence” and replace it with “gross negligence.”

(e) Section 20(c) is hereby amended to delete the term “negligence” and replace it with “gross negligence.”

(f) Section 21 is hereby amended as follows:

(1) insert the term, “, including its Affiliates” after “surplus” and before “of” in the fifth sentence thereof;

(2) delete the term “$100,000,000” and replace it with “$50,000,000” in the fifth sentence thereof; and

(3) insert the following new sentence after the existing second sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

(g) A new Section 34 of the Rights Agreement is hereby added as follows:

“SECTION 34. PERMITTED TRANSACTIONS.

Reference is made to the Note and Warrant Purchase Agreement by and among the Company, the certain subsidiaries of the Company party thereto and International Game Technology, a Nevada corporation (“IGT”), dated August     , 2008 (the “EFFECTIVE DATE”), as it may be amended from time to time (the “PURCHASE AGREEMENT”). Notwithstanding any other provision of this Agreement, the term “ACQUIRING PERSON” as used throughout this Agreement shall not include IGT or any of IGT’s Affiliates or Associates, in each case to the extent, but only to the extent, that IGT or any of IGT’s Affiliates or Associates, becomes or shall become the Beneficial Owner of 20% or more of the Common Stock of the Company then outstanding as a result of the conversion of the convertible promissory notes issued under the Purchase Agreement (the “NOTES”), exercise of the warrants issued under the Purchase Agreement (the “WARRANTS”), or the exercise of any rights or remedies under the Purchase Agreement or any agreement with respect to collateral guaranties or other rights under or related to the Purchase Agreement. In addition, notwithstanding any other provision of this Agreement, neither a Distribution Date nor a Stock Acquisition Date shall be deemed to occur, and the Rights will not separate from the Common Stock, as a result of the execution, delivery or performance of the Purchase Agreement including the transactions contemplated thereby, the conversion of the Notes, the exercise of the Warrants or the exercise of any rights or remedies under the Purchase Agreement or any agreement with respect to collateral guaranties or other rights under or related to the Purchase Agreement.”

(g) A new Section 35 of the Rights Agreement is hereby added as follows:

“SECTION 35. FORCE MAJEURE.

Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

2. No Other Amendment. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 26 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective as of the date first referenced above, at the time executed and delivered by the Company and the Rights Agent as provided under Section 26 of the Rights Agreement. This Amendment shall be irrevocable.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

The foregoing Amendment is hereby executed as of the date first above written.

THE COMPANY:

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:	/s/ Robert B. Ziems

Name:	Robert B. Ziems

Title:	EVP, GC and Secretary

RIGHTS AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kellie Gwinn

Name:	Kellie Gwinn

Title:	Vice President